EXHIBIT 99.1

                                       Thursday December 3, 3:07 pm Eastern Time
                                                           Company Press Release
                                                            SOURCE: eGlobe, Inc.

                       eGLOBE COMPLETES ACQUISITION OF IDX

DENVER, Colo., Dec. 3 /PRNewswire/ -- eGlobe (Nasdaq: EGLO - news), formerly Executive Telecard) today announced the completion of the acquisition of IDX
International, Inc. (IDX), the privately held IP-based fax and telephony company.

As previously announced, the specific terms of the IDX transaction include eGlobe issuing interest-bearing notes to IDX totaling $5 million, which will be due between December 31, 1998 and October 31, 1999. eGlobe has the option of paying the notes on their due dates in either cash or shares of eGlobe Common Stock and warrants to purchase shares of eGlobe Common Stock. In addition, eGlobe will issue convertible preferred stock and warrants. The convertible preferred stock converts into 2,500,000 shares of eGlobe Common Stock at the end of one year, with a price guarantee of $8.00 per share at the time if IDX achieves certain revenue and cash flow goals. The warrants are exercisable only if IDX achieves revenue and cash flow goals over the next twelve months in addition to the goals necessary for the price guarantee. Various levels of revenue and cash flow performance also determine the amount of eGlobe Common Stock (up to an additional 2,500,000 Common Shares) for which the warrants become exercisable. If IDX achieves all of its goals, then eGlobe will acquire more than $40 million of additional annual revenue with positive EBITDA and IDX shareholders will receive $5 million and 5,000,000 Common Shares, adjusted as appropriate for the price guarantee.

eGlobe is a leading supplier of enhanced communications services, including Internet voice and fax, post paid and prepaid calling card services along with related validation, billing and payment systems, and other international Intranet and inter-networking services in partnership with telecommunications operators around the world. Operating through its World Direct network, eGlobe originates traffic in 88 countries and terminates anywhere in the world. eGlobe provides its services principally to telecommunications companies and financial institutions.

Certain statements in this news release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements




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include,  among  others,  the  ability  of the  Company  to  attract  additional business, the ability of the Company to successfully integrate the IDX acquisition, complete software development and offer new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.

SOURCE: eGlobe, Inc.


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